                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
===============================================================================

                          DALECO RESOURCES CORPORATION
-------------------------------------------------------------------------------
               (EXACT NAME OF REGISTRANT SPECIFIED IN ITS CHARTER)


          DELAWARE                                     23-2860739
--------------------------------           ------------------------------------
(STATE OF OTHER JURISDICTION OF            (IRS EMPLOYER IDENTIFICATION NUMBER)
 INCORPORATION OR ORGANIZATION)

           435 DEVON PARK DRIVE, SUITE 410, WAYNE, PENNSYLVANIA 19087
-------------------------------------------------------------------------------
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE AND ZIP CODE)


-------------------------------------------------------------------------------
                            (FULL TITLE OF THE PLAN)


       C. WARREN TRAINOR, ESQUIRE C/O EHMANN, VAN DENBERGH & TRAINOR, P.C.
       TWO PENN CENTER PLAZA, SUITE 725, PHILADELPHIA, PENNSYLVANIA 19102
-------------------------------------------------------------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                  215-851-9800
-------------------------------------------------------------------------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                         CALCULATION OF REGISTRATION FEE
===============================================================================

                                       PROPOSED       PROPOSED
     TITLE OF                           MAXIMUM        MAXIMUM
    SECURITIES          AMOUNT TO      OFFERING       AGGREGATE      AMOUNT OF
      TO BE               BE          PRICE PER      OFFERING      REGISTRATION
    REGISTERED         REGISTERED       SHARE(1)        PRICE           FEE
    ----------         ----------      ----------     ----------    ------------
  Common Stock          437,666           $.68         $296,916        $90.00
(Par Value $0.01)

===============================================================================
(1) This is a blended rate consistent of 250,000 shares at $1.00 and 187,666 shares at $.25.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM #1

(b)    Securities to be offered:

       (1) This Registration Statement covers 437,666 shares of Common Stock, par value $.01, of Daleco Resources Corporation, a Delaware corporation, consisting of 250,000 shares of Common Stock issued to consultants in exchange for services at $1.00 per share and 187,666 shares of Common Stock issued to consultant in exchange for services at $.25 per share, pursuant to Rule 701 under the Securities Act of 1933.

       (2)  The persons covered hereby are:

==========================================================================
          NAME OF RE-OFFEROR                    NUMBER OF SHARES
--------------------------------------------------------------------------
Wall Street Equities, Inc.                           200,000
205 Indian Avenue
Portsmouth, RI 02871
--------------------------------------------------------------------------
Madison Investment Group, Inc.                        50,000
Post Office Box 1120
Newport, RI 02840
--------------------------------------------------------------------------
Avonwood Capital Corporation                         187,666
1436 Lancaster Avenue
Berwyn, PA 19312
==========================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM #3 INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in the registration statement:

(a) The registrants latest annual report on Form 10-KSB, dated January 14, 1996.

(b) the registrant's Form 10-QSB dated February 14, 1997 for the quarter ending December 31, 1996.

(c) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above, to include registrants Proxy Statements containing Part III information dated January 29, 1997.

(d) The descriptions of the registrants Common Stock which are contained in the registrant's statements under Section 12 of the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

ITEM #4 DESCRIPTION OF SECURITIES.

Not applicable.

ITEM #5 INTEREST OF NAMED EXPERTS AND COUNSEL.

Legal Opinion - the validity of the shares of Common Stock covered by this registration statement had been passed upon for the Company by Ehmann, Van Denbergh & Trainor, P.C. counsel to the Company.

ITEM #6 INDEMNIFICATION OF DIRECTORS.

Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporation. Articles VIII of the registrant's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitee") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitee for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitee the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains as policies of insurance under which the directors and officers of registrant are insured. In connection with the defense of actions, suites or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM #7 EXEMPTION FROM REGISTRATION CLAIMED.

In each instance the Common Stock issued by the registrant to the holder were issued pursuant to the exemption contained in Rule 701 promulgated under Section 3(b) of the Securities Act of 1933.

ITEM #8 EXHIBITS.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

ITEM #9 UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be all new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To include any material information not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to
    Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unexercised at the expiration of the exercise period.

(4) That, for the purpose of determining any liability under the Securities Act of 1934 each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Daleco Resources Corporation certifies that it has reasonable grounds to believe it meets all of the requirements for filing or Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Wayne, Commonwealth of Pennsylvania, on March 12, 1997.

                                        Daleco Resources Corporation



                                           /s/ GARY J. NOVINSKIE
                                      ---------------------------------
                                      By:  Gary J. Novinskie, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURE                       TITLE                            DATE
    ---------                       -----                            ----

     /s/ DOV AMIR                CHAIRMAN OF THE BOARD
-------------------------        OF DIRECTORS AND CHIEF       March 12, 1997
      DOV AMIR                    EXECUTIVE OFFICER



/s/ GARY J. NOVINSKIE             PRESIDENT,  DIRECTOR
-------------------------         AND CHIEF OPERATING         March 12, 1997
 GARY J. NOVINSKIE                    OFFICER



/s/ EDWARD J. FURMAN
-------------------------       CHIEF FINANCIAL OFFICER       March 12, 1997
   EDWARD J. FURMAN


/s/ DAVID F. LINCOLN                 DIRECTOR AND
-------------------------           VICE PRESIDENT            March 12, 1997
   DAVID F. LINCOLN


/s/ LOUIS ERLICH                     DIRECTOR AND
-------------------------           VICE PRESIDENT             March 12, 1997
   LOUIS ERLICH


/s/ C. WARREN TRAINOR
-------------------------             DIRECTOR                 March 12, 1997
   C. WARREN TRAINOR



/s/ MARK J. DeNINO
-------------------------             DIRECTOR                 March 12, 1997
   MARK J. DeNINO

                                    EXHIBITS

Filed pursuant to Item 601 of Regulation S-B.

                    DESCRIPTION                         METHOD OF FILING
                    -----------                         ----------------
(4)(a)  Articles of Incorporation of Daleco         Attached as an Exhibit to
        Resources Corporation.                      Form 8-K dated October 7,
                                                    1996.


   (b)  Agreement dated the 31st day of October,    Included at Page II-1 of the
        1996 between Daleco Resources               Registration Statement.
        Corporation and Wall Street Equities, Inc.


   (c)  Agreement dated March 12, 1997 between      Included at Page II, 5 of
        Daleco Resources Corporation and            the Registration Statement.
        Avonwood Capital Corporation


(5)     Opinion of Ehmann, Van Denbergh &           Included at Page II - 6 of
        Trainor, P.C.                               this Registration Statement.


(24)   Consent of Experts and Counsel
       Consent of Ehmann, Van Denbergh &
       Trainor, P.C. is contained in its
       opinion filed as Exhibit 5.

                                    AGREEMENT

         This Agreement is made and entered into as this 31st day of October, 1996 by and between Wall Street Equities, Inc. ("WSE") and Daleco Resources Corporation (the "Company").

         In consideration of the mutual premises set forth herein, and for other good and valuable consideration, the adequacy, sufficiency and receipt of which the undersigned hereby acknowledge, the parties hereto agree as follows:

         1. Engagement. The Company hereby engages WSE on a non-exclusive basis for the term specified in Paragraph 2 hereof to render financial public relations services to the Company as upon the terms and conditions set forth herein.

         2. Term. The term of this Agreement shall be for one year commencing as of the date hereof ("Effective Date").

         3. Services. During the term of this Agreement, WSE shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that WSE shall not be required to undertake duties not reasonably with the scope of the financial public relations advisory services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of WSE's advice is not readily quantifiable, and that WSE shall be obligated to render services upon the request of the Company, in good faith, but shall not be obligated to expend any specified amount of time in so doing. WSE's duties may include, but shall not necessarily be limited to, the development and implementation of the Company's financial public relations program, assisting the Company in the preparation of annual and interim financial reports and press releases, and assistance in securing third-party preparation of research reports on the Company.

         4. Compensation and Expenses.

         a. In consideration of the services to be rendered by WSE to the Company pursuant to this Agreement, the Company shall (i) pay WSE a cash fee of $150,000, without deduction, as follows:

         (x) $6,000 per month for the first three months after the Effective
             Date,
         (y) $12,000 per month for the fourth through the sixth month after the Effective Date, and
         (z) $16,000 per month for the seventh through the twelfth month after the Effective Date;

and (ii) issue and deliver as of the Effective Date, two hundred fifty thousand (250,000) shares of the common stock of the Company (the "Shares") registered on Form S-8 or equivalent, as follows:

           Issue Certificate i/n/o:                       No. of Shares
           ------------------------                       -------------
           Wall Street Equities, Inc.                        200,000
           (at the address set forth below)
           Taxpayer ID No. 05-0490523

           Madison Investment Group, Inc.                     50,000
           P.O. Box 1120
           Newport, RI 02840
           Taxpayer ID No. 04-3248795

         b. The Company shall reimburse WSE for previously approved out-of-pocket expenses incurred in connection with the performance of this Agreement.

         5. Reliance on Company Information. The Company recognizes and confirms that, in advising the Company and in fulfilling its responsibilities under this Agreement, WSE will use and rely on data, material and other information furnished to WSE by the Company. The Company acknowledges and agrees that in performing its services under this Agreement, WSE may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of the same. Accordingly, the Company expressly agrees that all data, material and other information furnished to WSE by the Company shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6. Independent Contractor. WSE shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that WSE shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner.

         7. Representations and Warranties. The Company represents and warrants to WSE as follows:

         a. The Company is a corporation duly organized, validly existing and in
good standing under the laws of the State of [        ].

                  b. The Company has fully power and authority to enter into this Agreement and has taken all action necessary to authorize the execution, delivery and performance of this Agreement. The execution and delivery of this Agreement by the Company does not violate or result in a breach of any provisions of the Company's charter or bylaws. This Agreement has been properly executed and delivered by a duly authorized officer of the Company and constitutes a valid and legally binding agreement of the Company and is enforceable against the Company in accordance With its terms.

         C. The Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable and free of all preemptive rights.

         8. Review of Tax Filings. The Company will offer WSE the opportunity to review any Forms 1099 proposed to be filed by the Company with the Internal Revenue Service with respect to this Agreement.

         9. Miscellaneous.

         a. This Agreement constitutes the entire agreement and understanding of the parties hereto and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

         b. All notices, requests, demands and other communications required or permitted to be given hereunder shall be personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid or by private overnight delivery services to the party at the address set forth below or to such other address as either party may hereafter give notice of in accordance with the provisions hereof:

         if to the Company:

                  Daleco Resources Corporation
                  Devon Park Drive
                  Suite 410
                  Wayne, PA 19087
                  Attention:Gary Novinskie

         if to WSE:

                  Wall Street Equities, Inc.
                  76 Macintosh Drive
                  Portsmouth, RI 02871
                  Attention: James Connell

         c. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

         d. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and same original document.

         e. No provision of this Agreement may be amended, modified or waived, except in a writing signed by each party hereto. This Agreement cannot be terminated except with the consent of WSE and the Company.

         f. This Agreement shall be construed and enforced in accordance with the laws of the State of Rhode Island without regard to conflicts of laws.

                                      ***

         If the foregoing correctly sets forth the understanding between WSE and the Company with respect to the foregoing, please so indicate your agreement by signing below, at which time this letter shall become a binding contract effective as of the date first written above.

WALL STREET EQUITIES, INC.



By /s/ James Connell
   ---------------------------
   James Connell, President


Accepted and agreed to:

DALECO RESOURCES CORPORATION


By: /s/ Gary J. Novinskie
   -----------------------------
   Gary  Novinskie, President

                                    AVONWOOD
                               CAPITAL CORPORATION
                           DAYLESFORD PLAZA, SUITE 360
                     1436 LANCASTER AVENUE, BERWYN, PA 19312
                    TEL. (610) 407-9600 o FAX (610) 407-9650



March 12,1997



Mr. Gary Novinskie
President
Daleco Resources Corporation
435 Devon Park Drive
Suite 410
Wayne, PA 19087

         Re: Consulting Services Agreement
             -----------------------------

Dear Gary:

Consistent with our discussions, Avonwood Capital Corporation ("Avonwood") agrees to the amendment of Article IV, Compensation, of the Consulting Services Agreement dated as of March 19, 1996 ("Agreement") as follows:

               "Avonwood Capital Corporation agrees to accept 187,666 shares of Daleco Resources Corporation common stock in substitution for the cash payment due for the months of January, February and March 1997 under the Agreement. The common stock to be issued shall be registered by Daleco, at no cost to Avonwood Capital Corporation on Form S-8, so that same shall be fully tradable.

If you agree with this change, please sign below and return one executed copy of this agreement to us for our files.

Thank you for your cooperation.

Sincerely,


/s/ James W. Porter, Jr.                       /s/ Gary J. Novinskie   3/12/97
--------------------------                     -------------------------------
James W. Porter, Jr.                           Gary J. Novinskie
Chairman & CEO                                 President
                                               Daleco Resources Corporation

JWP/hau

encl.

                                 LAW OFFICES OF
                         EHMANN, VAN DENBERGH & TRAINOR
                           A PROFESSIONAL CORPORATION

TWO PENN CENTER PLAZA, SUITE 725                  TELEPHONE: 215/851-9800
PHILADELPHIA, PENNSYLVANIA 19102-1707                   FAX: 215/851-9820



                                          March 12, 1997


Daleco Resources Corporation
435 Devon Park Drive, Suite 410
Wayne, PA 19087


Re:   437,666 Shares of Common Stock
      of Daleco Resources Corporation
      -------------------------------


Gentlemen:

We have represented Daleco Resources Corporation (the "Company") in connection with the registration of the above referenced Shares under the Securities Act of 1933 on the Company's Form S-8 Registration Statement (the "Registration Statement") for issuance to certain "consultants" as specified in the Registration Statement.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation; it By-Laws; minutes of the Meetings of the Board of Directors; the Agreements listed as Exhibits to the Registration Statement or incorporated therein by reference; and such other materials as we considered necessary to support this opinion.

Based on this examination, we are of the opinion that the Shares have been clearly and validly authorized, and that the Shares will be legally issued, fully paid and non-assessable when certificates therefore have been duly executed and countersigned and delivered.

We hereby consent to the reference to this firm in the Registration Statement under Item 5 of Form S-8, Interest of Named Experts and Counsel, and to the attachment of this opinion as an Exhibit to the Registration Statement.

                               Ehmann, Van Denbergh & Trainor, P.C.




                               By: /s/
                                  --------------------------------
                                  A Member of the Firm

CWT:cj